EXHIBIT 99

FOR IMMEDIATE RELEASE:                                                                                                                                                                     NEWS
February 26, 2001                                                                                                                                                    Nasdaq National Market/AVRT
                                                                                                                                                                                              http://www.avert.com

AVERT, INC. ANNOUNCES 67% INCREASE IN SPECIAL ANNUAL DIVIDEND
Shareholders of Record on March 9, 2001 to Receive 30 Cents Per Common Share

FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an Internet-based employment screening provider, today announced the payment of a special cash dividend of $.30.

During its February meeting, the Avert, Inc. Board of Directors approved the payment of a special cash dividend of $.30 per common share payable on March 30, 2001, to shareholders of record on March 9, 2001. The decision to pay a dividend is based on the Company’s 2000 earnings, its strong financial position and consideration for the Company’s future strategic plans.

“Who says you can’t sustain high growth and high profitability. Avert grew both net revenue and earnings per share by over 40% in 2000,” asserted Dean A. Suposs, President and Chairman of Avert, Inc. “We have provided background screening since 1986. The demand for screening services has grown steadily since then. Avert’s revenue growth has been driven by our ability to consistently develop, acquire and deliver the right products and services to meet this growing demand. Our growth in profitability has been driven by our investments in technology that allow us to deliver highly customized services to a diverse (and growing) customer base. This shift in service delivery has increased our recurring revenue mix to 21% of total revenue from 5% of total revenue in 1999.”

Today’s announcement marks the highest dividend payment in the Company’s history. It represents a 67% increase over the previous dividend payment of $.18 per common share paid in 2000. Including today’s dividend payment, Avert has paid four dividends since becoming a public company in May of 1994. Decisions regarding future dividend payments will be made based on the Company’s financial position and its ability to pursue growth opportunities such as mergers, acquisitions, partners and other growth channels.

Through its headquarters in Fort Collins, Colorado, Avert provides employment background checks, drug screening and assessment testing via customized, Internet-based access to over 14,000 customers. Visit our headquarters at www.avert.com.

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This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Factors that may cause the company’s actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel; and intense competition, as well as general economic business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the company.

CONTACT: Avert, Inc. Investor Relations - 800.367.5933

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